Exhibit 99.1

Marathon Petroleum Corp. increases cash consideration for MPLX/MarkWest merger

•                  One-time cash payment from MPC raised to $1.075 billion from $675 million

•                  Total cash consideration of ~$5.21 per unit substantially enhances value to MarkWest unitholders

•                  MarkWest board and executive management affirm their support for the transaction and its revised terms

•                  Supplemental proxy cards being mailed to unitholders

•                  Special unitholder meeting scheduled for Dec. 1, 2015

FINDLAY, Ohio, and DENVER, Nov. 10, 2015 - MPLX LP (NYSE: MPLX) and MarkWest Energy Partners, L.P. (NYSE: MWE) (MarkWest) today announced that in connection with the merger of MPLX and MarkWest, MPLX has agreed to increase the amount of the cash consideration payable to MarkWest common unitholders by $400 million, from $675 million to $1.075 billion. Under the revised terms of the merger agreement, MarkWest common unitholders will receive 1.09 MPLX common units plus a one-time cash payment of approximately $5.21 per MarkWest common unit, for a total consideration of approximately $52.93 per MarkWest common unit, based on fully diluted units currently outstanding and the closing price of MPLX’s common units on Nov. 10, 2015. The increase in cash merger consideration is being contributed to MPLX by its sponsor, Marathon Petroleum Corporation (NYSE: MPC), under which no new equity units will be issued to MPC. In addition, as part of the original transaction, MPC will contribute approximately $225 million, based on the price of MPLX’s common units on Nov. 10, 2015, to maintain its 2 percent general partner interest in MPLX. These proceeds will be retained by the partnership to support its growth.

All other terms of the merger agreement announced on July 13, 2015, remain the same. The merger is recommended by the boards of directors of MPC, MPLX and MarkWest, and the executive management of both partnerships also strongly support the transaction and its revised terms.

The proposed transaction will combine MarkWest, the second-largest processor of natural gas in the United States and largest processor and fractionator in the Marcellus and Utica shale plays, with MPLX, a rapidly growing crude oil and refined products logistics partnership sponsored by MPC. The combination will create one of the largest master limited partnerships (MLPs) and is expected to generate a mid-20 percent compound annual distribution growth rate through 2019.

“The enhancement to the terms of our agreement reflects the commitment of MPLX and its sponsor, MPC, to the combination with MarkWest and our conviction that the transaction will create significant benefits for the unitholders, customers and employees of both partnerships,” said Gary R. Heminger, MPLX chairman and chief executive officer. “This increase substantially enhances the transaction value for MarkWest unitholders, who will not only benefit from significant distribution growth, but also a substantially lower equity yield, investment-grade debt funding costs, enhanced access to capital and liquidity, and a strong general partner prepared to provide support and financial flexibility.”

Even in a challenging environment of lower MLP valuations and higher yields, and in continued support of the combination, MPLX recently affirmed its guidance that creates a mid-20-percent compound annual distribution growth profile through 2019, including a 25 percent distribution growth rate in 2016. Heminger noted that MPC, as the sponsor and general partner, has extensive options available to support the growth profile of the combined partnership, including dropping down the large and growing $1.6 billion inventory of MLP-qualifying earnings before interest, taxes, depreciation and amortization.

“The increased cash consideration and ownership of a higher growth MLP with a strong sponsor provides even more compelling value for MarkWest unitholders, who will own approximately 73 percent of the combined partnership when the transaction is completed,” said Heminger. “Both partnerships’ unitholders can share in the strong upside potential of a combined partnership with multiple operational platforms as well as significant growth and commercial synergy opportunities. Coupled with MarkWest’s $1.5 billion average annual organic capital growth program over the next five years, our substantial resources and strong sponsor will support the combined partnership in unlocking an incremental $6 billion to $9 billion of potential organic growth projects,” said Heminger.

“Our Board continues to support the combination with MPLX and recommends that MarkWest unitholders vote in favor of the merger proposal,” said Frank M. Semple, MarkWest chairman, president and chief executive officer. “The long-term strategic value of the combination with MPLX and the support from Marathon Petroleum is compelling. The increased cash contribution of $400 million substantially enhances the value of the transaction for our unitholders. We are excited to complete the transaction and continue the important work of developing critical midstream projects for our producer customers, and delivering significant unitholder value over the long term.”

The transaction is subject to approval by MarkWest unitholders and other customary closing conditions and, subject to the satisfaction of those conditions, is expected to close in December 2015. The date of the special meeting of MarkWest common unitholders is Dec. 1, 2015. MarkWest unitholders of record as of Oct. 5, 2015, will be entitled to vote on approval of the merger and the associated proposals.

MarkWest unitholders are urged to vote “FOR” the merger and related matters and submit their proxy as promptly as possible, either by telephone, via the internet or by marking, signing and dating the proxy card that was provided to unitholders along with the proxy statement and prospectus.

MarkWest expects to mail supplemental proxy materials to its unitholders in the near future.

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About MPLX LP

MPLX is a fee-based, growth-oriented master limited partnership formed in 2012 by Marathon Petroleum Corporation to own, operate, develop and acquire pipelines and other midstream assets related to the transportation and storage of crude oil, refined products and other hydrocarbon-based products. Headquartered in Findlay, Ohio, MPLX’s assets consist of a 99.5 percent equity interest in a network of common carrier crude oil and products pipeline assets located in the Midwest and Gulf Coast regions of the United States and a 100 percent interest in a butane storage cavern located in West Virginia with approximately 1 million barrels of natural gas liquids storage capacity.

About MarkWest Energy Partners

MarkWest Energy Partners, L.P. is a master limited partnership that owns and operates midstream service businesses. MarkWest has a leading presence in many natural gas resource plays including the Marcellus Shale, Utica Shale, Huron/Berea Shale, Haynesville Shale, Woodford Shale and Granite Wash formation.

MPLX Investor Relations Contacts:

Geri Ewing (419) 421-2071

Teresa Homan (419) 421-2965

MPLX Media Contacts:

Chuck Rice (419) 421-2521

Jamal Kheiry (419) 421-3312

MarkWest Investor Relations and Media Contact:

Joshua Hallenbeck (866) 858-0482

This press release contains forward-looking statements within the meaning of federal securities laws regarding MPLX LP (“MPLX”), Marathon Petroleum Corporation (“MPC”), and MarkWest Energy Partners,

L.P. (“MWE”),. These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPLX, MPC, and MWE . You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “objective,” “expect,” “forecast,” “guidance,” “imply,” “plan,” “project,” “potential,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies’ control and are difficult to predict. In addition to other factors described herein that could cause MPLX’s or MWE’s actual results to differ materially from those implied in these forward-looking statements, negative capital market conditions, including a persistence or increase of the current yield on common units, which is higher than historical yields, could adversely affect MPLX’s ability to meet its distribution growth guidance, particularly with respect to the later years of such guidance. Factors that could cause MPLX’s or MWE’s actual results to differ materially from those implied in the forward-looking statements include: the ability to complete the proposed merger of MPLX and MWE on anticipated terms and timetable; the ability to obtain approval of the transaction by the unitholders of MWE and satisfy other conditions to the closing of the transaction contemplated by the merger agreement; risk that the synergies from the MPLX/MWE transaction may not be fully realized or may take longer to realize than expected; disruption from the MPLX/MWE transaction making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of MWE or MPLX, as applicable; the adequacy of MPLX’s and MWE’s respective capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions, and the ability to successfully execute their business plans and implement their growth strategies; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; volatility in and/or degradation of market and industry conditions; completion of pipeline capacity by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; each company’s ability to successfully implement its growth plan, whether through organic growth or acquisitions; modifications to earnings and distribution growth objectives; federal and state environmental, economic, health and safety, energy and other policies and regulations; changes to MPLX’s capital budget; other risk factors inherent to MPLX or MWE’s industry; and the factors set forth under the heading “Risk Factors” in MPLX’s Annual Report on Form 10-K for the year ended Dec. 31, 2014, filed with the Securities and Exchange Commission (SEC); and the factors set forth under the heading “Risk Factors” in MWE’s Annual Report on Form 10-K for the year ended Dec. 31, 2014, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, filed with the SEC. These risks, as well as other risks associated with MPLX, MWE and the proposed transaction are also more fully discussed in the joint proxy statement and prospectus included in the registration statement on Form S-4 filed by MPLX and declared effective by the SEC on October 29, 2015. Factors that could cause MPC’s actual results to differ materially from those implied in the forward-looking statements include: risks described above relating to the MPLX/MWE proposed merger; changes to the expected construction costs and timing of pipeline projects; volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; an easing or lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC’s ability to successfully implement growth opportunities; modifications to MPLX earnings and distribution growth objectives; federal and state environmental, economic, health and safety, energy and other policies and regulations; MPC’s ability to successfully integrate the acquired Hess retail operations and achieve the strategic and other expected objectives relating to the acquisition; changes to MPC’s capital budget; other risk factors inherent to MPC’s industry; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2014, filed with SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPLX’s Form 10-K, in MPC’s Form 10-K, or in MWE’s Form 10-K and Form 10-Qs could also have material adverse effects on forward-looking statements. Copies of MPLX’s Form 10-K are available on the SEC website, MPLX’s website at http://ir.mplx.com or by contacting MPLX’s Investor Relations office. Copies of MPC’s Form 10-K are available on the SEC website, MPC’s website at http://ir.marathonpetroleum.com or by contacting MPC’s Investor Relations office. Copies of MWE’s Form 10-K and Form 10-Qs are available on the SEC website, MWE’s website at http://investor.markwest.com or by contacting MWE’s Investor Relations office.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of MWE by MPLX. In connection with the proposed acquisition, MWE and MPLX have filed relevant materials with the SEC, including MPLX’s registration statement on Form S-4 that includes a definitive joint proxy statement and a prospectus and was declared effective by the SEC on October 29, 2015. Investors and security holders are urged to read all relevant documents filed with the SEC, including the definitive joint proxy statement and prospectus, because they contain important information about the proposed transaction. Investors and security holders are able to obtain the documents free of charge at the SEC’s website, http://www.sec.gov, or for free from MPLX LP at its website, http://ir.mplx.com, or in writing at 200 E. Hardin Street, Findlay, Ohio 45840, Attention: Corporate Secretary, or for free from MWE by contacting Investor Relations by phone at 1-(866) 858-0482 or by email at investorrelations@markwest.com.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any investor or securityholder. However MPLX and MWE and their respective directors and executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the holders of MWE common units with respect to the proposed transaction. Information about MPLX’s directors and executive officers is available in MPLX’s Annual Report on Form 10-K filed with the SEC on February 27, 2015 and MPLX’s current report on Form 8-K, as filed with the SEC on March 9, 2015. Information about MWE’s directors and executive officers is set forth in the proxy statement for MWE’s 2015 Annual Meeting of Common Unitholders, which was filed with the SEC on April 23, 2015 and MWE’s current reports on Form 8-K, as filed with the SEC on May 5, 2015, May 19, 2015 and June 8, 2015, and in the definitive joint proxy statement filed by MPLX, which was declared effective by the SEC on October 29, 2015. To the extent holdings of MWE securities have changed since the amounts contained in the definitive joint proxy statement filed by MPLX, which was declared effective by the SEC on October 29, 2015, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Investors may obtain additional information regarding the interest of such participants by reading the definitive joint proxy statement and prospectus regarding the acquisition. These documents may be obtained free of charge from the SEC’s website http://www.sec.gov, or from MWE and MPLX using the contact information above.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.